EXHIBIT (b)(4)

                           Amendment to the By-Laws of
                            Eaton Vance Growth Trust

                                February 7, 2005

Pursuant to Article XV of the By-Laws of Eaton Vance Mutual Funds Trust (the "Trust"), upon vote by a majority of the Trustees of the Trust Sections 3 and 4 of Article III are hereby amended and restated in their entirety as follows:

SECTION 3. CHAIRMAN OF THE TRUSTEES. The Trustees may appoint from among their number a Chairman. The Chairman shall preside at meetings of the Trustees and may call meetings of the Trustees and of any committee thereof whenever he deems it necessary or desirable to do so. The Chairman may in his discretion preside at any meeting of the shareholders, and may delegate such authority to another Trustee or officer of the Trust. The Chairman shall exercise and perform such additional powers and duties as from time to time may be assigned to him by the Trustees, and shall have the resources and authority appropriate to discharge the responsibilities of the office.

SECTION 4. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman of the Trustees, the President shall be the chief executive officer of the Trust and subject to the control of the Trustees, he shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of President of a corporation. In the event that the Chairman does not preside at a meeting of shareholders or delegate such power and authority to another Trustee or officer of the Fund, the President or his designee shall preside at such meeting. He shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him by the Trustees.